UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2018

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Straits View #12-00 Marina One East Tower Singapore 018936		018936
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

Collaboration and License Agreement

On February 19, 2018, Wave Life Sciences USA, Inc. and Wave Life Sciences UK Limited (collectively, “Wave”), each direct, wholly-owned subsidiaries of Wave Life Sciences Ltd. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”). Pursuant to the terms of the Collaboration Agreement, Wave and Takeda have agreed to collaborate on the research, development and commercialization of oligonucleotide therapeutics for disorders of the central nervous system (“CNS”). The collaboration provides Takeda with the option to globally co-develop and commercialize programs targeting Huntington’s disease (HD), amyotrophic lateral sclerosis (ALS), frontotemporal dementia (FTD) and spinocerebellar ataxia type 3 (SCA3), (collectively, “Category 1 Programs”), which Wave will have the right to co-commercialize in the U.S. In addition, Takeda will have the right to exclusively license multiple preclinical programs for CNS disorders, including Alzheimer’s disease and Parkinson’s disease (collectively, “Category 2 Programs”).

With respect to Category 1 Programs, Wave will be responsible for researching and developing products and companion diagnostics for Category 1 Programs through completion of the first proof of mechanism study for such products. Takeda will have an exclusive option for each target and all associated products and companion diagnostics for such target, which it may exercise at any time through completion of the proof of mechanism study. If Takeda exercises this option, Wave will receive an opt-in payment and will lead manufacturing and joint clinical co-development activities; Takeda will lead joint co-commercial activities in the United States and all commercial activities outside of the United States. Global costs and potential profits will be shared 50:50 and Wave will be eligible to receive development and commercial milestone payments. In addition to its 50% profit share, Wave is eligible to receive option exercise fees and development and commercial milestone payments for each of the Category 1 Programs.

With respect to Category 2 Programs, Wave has granted Takeda the right to exclusively license multiple preclinical programs during a four-year research term (subject to limited extension for programs that were initiated prior to the expiration of the research term, in accordance with the Collaboration Agreement). During that term, the parties may collaborate on preclinical programs for up to six targets at any one time. Wave will be responsible for researching and preclinically developing products and companion diagnostics directed to the agreed upon targets through completion of IND-enabling studies in the first major market country. Thereafter, Takeda will have an exclusive worldwide license to develop and commercialize products and companion diagnostics directed to such targets, subject to Wave’s retained rights to lead manufacturing activities for products directed to such targets. Takeda will fund Wave’s research and preclinical activities in the amount of $60 million during the research term and will reimburse Wave for any collaboration-budgeted research and preclinical expenses incurred by Wave that exceed that amount. Wave is also eligible to receive tiered high single-digit to mid-teen royalties on Takeda’s global commercial sales of products from each Category 2 Program.

In addition to the research support funding of $60 million over four years and the profit and loss sharing and royalty payments described above, Takeda will make an upfront payment of $110 million and an upfront equity investment of $60 million when the Collaboration Agreement takes effect (described under “Equity Investment” in this Item 1.01 below). Assuming Takeda advances six programs that achieve development, regulatory and commercial milestones, Wave would be eligible to receive more than $2 billion in cash milestone payments, of which more than $1 billion would be in precommercial milestone payments.

Under the Collaboration Agreement, each party grants to the other party specific intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the Collaboration Agreement, including license grants to enable each party to conduct research, development and commercialization activities pursuant to the terms of the Collaboration Agreement.

The term of the Collaboration Agreement runs from the date on which the closing has occurred under the Share Purchase Agreement for the Equity Investment described below, which is conditioned upon the expiration or early termination of the applicable pre-merger waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and, unless terminated earlier, will continue until the date on which: (i) with respect to each Category 1 Program target for which Takeda does not exercise its option, expiration or termination of the development program with respect to such target; (ii) with respect to each Category 1 Program target for which Takeda exercises its option, the date on which neither party is researching, developing or manufacturing any products or companion diagnostics directed to such target; or (iii) with respect to each Category 2 Program target, the date on which royalties are no longer payable with respect to products directed to such target.

Takeda may terminate the Collaboration Agreement for convenience on 180 days’ notice, in its entirety or on target-by-target basis. Subject to certain exceptions, each party has the right to terminate the Collaboration Agreement on a target-by-target basis if the other party or, a third party related to such party, challenges the patentability, enforceability or validity of any patents within the licensed technology that cover any product or companion diagnostic that is subject to the Collaboration Agreement. In the event of any material breach of the Collaboration Agreement by a party, subject to cure rights, the other party may terminate the Collaboration Agreement in its entirety if the breach relates to all targets or on a target-by-target basis if the breach relates to a specific target. In the event that Takeda and its affiliates cease development, manufacturing and commercialization activities with respect to compounds or products subject to the Collaboration Agreement and directed to a particular target, Wave may terminate the Collaboration Agreement with respect to such target. Either party may terminate the Collaboration Agreement for the other party’s insolvency. In certain termination circumstances, Wave would receive a license from Takeda to continue researching, developing and manufacturing certain products, and companion diagnostics.

Equity Investment

In connection with the parties’ entry into the Collaboration Agreement, the Company has agreed to sell to Takeda 1,096,892 ordinary shares, no par value (the “Ordinary Shares”), for aggregate cash consideration of approximately $60 million, or $54.70 per Ordinary Share (the “Equity Investment”), pursuant to the terms of a Share Purchase Agreement, dated February 19, 2018, by and between Takeda and the Company (the “Share Purchase Agreement”). This sale does not involve a public offering and is therefore exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Based on 27,900,698 Ordinary Shares outstanding as of February 14, 2018 (on a pro forma basis), following the Equity Investment, Takeda will beneficially own approximately 4% of the Company’s outstanding Ordinary Shares. The Share Purchase Agreement contains customary representations, warranties, and covenants of each of the parties thereto. Subject to customary closing conditions, including the expiration or early termination of the applicable pre-merger waiting period under the HSR Act, the Equity Investment is expected to close during the first quarter of 2018.

As a condition to the closing of the Equity Investment, Takeda will enter into an investor agreement with the Company (the “Investor Agreement”). Under the Investor Agreement, from the date of the Investor Agreement until the earliest to occur of (i) the expiration or earlier termination of the Collaboration Agreement, and (ii) the fourth anniversary of the closing of the Equity Investment (the “Restricted Term”), Takeda and its affiliates will be bound by certain “standstill” provisions. The standstill provisions include, among other provisions, agreements that Takeda will not: acquire beneficial ownership of more than 9.99% of the outstanding Ordinary Shares; nominate any person to the Company’s Board of Directors (the “Board”) whose nomination has not been approved by a majority of the Board; support a tender offer that would result in a change of control of the Company, unless the Company recommends that shareholders accept such offer; solicit proxies or consents in opposition to the recommendation of a majority of the Board; or propose a merger, business combination or extraordinary transaction with respect to the Company. Further, during the Restricted Term, Takeda will, and will cause its affiliates to, vote or execute a written consent with respect to all voting securities of the Company as to which Takeda and its affiliates are entitled to vote in accordance with the recommendation of the Board, except with respect to any transaction that would result in a change of control, liquidation or dissolution of the Company.

If at any time during the Restricted Term, the Company issues Ordinary Shares or securities convertible into or exercisable for Ordinary Shares in connection with a strategic collaboration or other strategic licensing arrangement to a third party that will initially hold at least the percentage of the Company’s outstanding Ordinary Shares represented by the Ordinary Shares purchased by Takeda at the closing of the Equity Investment, the Company will offer Takeda an opportunity to amend the standstill and voting provisions in the Investor Agreement to be consistent with the terms provided to such third party. The standstill provisions would terminate prior to the expiration of the Restricted Term upon the occurrence of certain events, including the announcement of a definitive agreement between the Company and a third party that would result in a change of control or the filing of a Schedule TO by a third party offering to acquire all or substantially all of the Company’s outstanding Ordinary Shares.

Under the Investor Agreement, Takeda also agreed not to dispose of any Ordinary Shares beneficially owned by it immediately after the closing of the Equity Investment, until the expiration of the Restricted Term. Following the expiration of the Restricted Term, Takeda will be permitted to sell such Ordinary Shares subject, in certain cases, to limitations such as volume and manner of sale restrictions.

Under the Investor Agreement, following the Restricted Term, Takeda will have two demand rights to require the Company to conduct a registered underwritten public offering with respect to the Ordinary Shares beneficially owned by Takeda immediately after the closing of the Equity Investment. In addition, following the Restricted Term and subject to certain conditions, Takeda will be entitled to participate in registered underwritten public offerings by the Company.

The rights and restrictions under the Investor Agreement are subject to termination upon the occurrence of certain events.

The foregoing description of the material terms of the Collaboration Agreement, Share Purchase Agreement and Investor Agreement (together, the “Agreements”) is qualified in its entirety by reference to the complete texts of the Agreements, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under the heading “Equity Investment” in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 20, 2018, the Company issued a press release concerning the Collaboration Agreement and the Equity Investment, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

From time to time, the Company presents and/or distributes slides and presentations to the investment community at various industry and other conferences to provide updates and summaries of its business. On February 20, 2018, the Company updated its corporate presentation, which is available on the Investors & Media section of the Company’s website at http://ir.wavelifesciences.com/. This presentation is also attached as Exhibit 99.2 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits relating to Item 7.01 shall be deemed to be furnished, and not filed:

Exhibit No.	Document

99.1	Press Release issued by Wave Life Sciences Ltd. dated February 20, 2018

99.2	Corporate presentation of Wave Life Sciences Ltd. dated February 20, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

Date: February 20, 2018	/s/ Keith C. Regnante
Keith C. Regnante Chief Financial Officer